Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Wearable Devices Ltd.

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 pertaining to the 2024 Global Equity Incentive Plan of Wearable Devices Ltd. (“the Company”) of our report dated March 13, 2024, relating to the consolidated financial statements of the Company as of December 31, 2023 and 2022 and for each of the years in the three-year period ended December 31, 2023 appearing in the Company’s Annual Report on Form 20-F for the year ended December 31, 2023. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

/s/ Ziv Haft

Ziv Haft

Certified Public Accountants (Isr.)

BDO Member Firm

December 23, 2024

Tel Aviv, Israel